Exhibit 99.1

On Friday, April 17, 2020 at 9:00 AM ET

Sanara MedTech Inc. Announces an Update on the Execution of its Strategy

FORT WORTH, TX / ACCESSWIRE / April 17, 2020 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. ("Sanara" or the "Company") (OTCQB:SMTI), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today an update on the execution of the Company's strategy.

Record First Quarter 2020 Revenue and COVID-19 Impact

For the first quarter of 2020, the Company generated revenues of approximately $3.5 million, a 42% increase over the first quarter of 2019. This was the second consecutive record revenue quarter for the Company.

The slowdown in the Company's Surgical Division's sales due to the impact of the COVID-19 virus began in the second half of March and is expected to continue until elective surgeries return to full capacity. Recent news articles and industry surveys have reported that 60-80% of surgical procedures will be postponed in the coming months due to mitigation efforts associated with the outbreak of the virus. Sanara's management team believes this to be representative of the slowdowns faced by many of the surgical facilities and hospitals where its products are used. However, management also believes that the majority of surgical procedures currently being delayed will ultimately be performed.

The Company's Wound Care Division also expects a decrease in sales until the COVID-19 situation is resolved. The main impact will be on new growth and product adoption due to sales personnel not being allowed into skilled nursing facilities and wound care centers to provide education and product training. In an effort to ensure patients are still able to receive the benefits of the Company's products, Sanara is assessing ways to use virtual education and other technology-based solutions to communicate with clinical staffs until Sanara employees are allowed back into these care settings. To date, the company has been able to do speaker programs and product certifications with customers on its virtual platform and is looking into ways to expand these efforts.

Ron Nixon, Sanara's Executive Chairman stated, "The COVID-19 pandemic presents challenges for all businesses including those, such as Sanara, involved in the elective surgery and chronic wound care markets. However, the Company is taking steps to mitigate these impacts and position itself to be able to support a significant increase in demand from delayed surgical procedures when they are ultimately able to be performed."

Update on Product Pipeline

Sanara recently launched its Wound Irrigation and Debridement System which includes the Company's Pulsar II™ Advanced Wound Irrigator and BIAKŌS™ Antimicrobial Irrigation Solution. This system offers a way to remove biofilms while simultaneously debriding wounds with significantly less patient discomfort than other treatment methods.

In the third quarter of this year, the Company plans to launch BIAKŌS™ Antimicrobial Wound Gel. This product has been cleared by the FDA and uses a synergistic formulation to eliminate biofilm microbes and create an environment conducive to wound healing. It is effective against planktonic microorganisms as well as immature and mature biofilms and can be used alone or in combination with BIAKŌS™ Antimicrobial Wound Cleanser to enhance the products' effectiveness. When utilized together, the cleanser is applied initially to clean a wound and disrupt biofilms (removing 99% in 10 minutes). The gel can then be applied and will remain in the wound for up to 72 hours eliminating biofilms between normal dressing changes.

"Today we are also announcing two important product updates as Sanara continues to execute its strategic plan," said Ron Nixon. "Our Wound Irrigation and Debridement System offers an efficient and effective way to irrigate and debride a wound while also eliminating biofilms. In addition, BIAKŌS™ Antimicrobial Wound Gel will complement our BIAKŌS™ Antimicrobial Wound Cleanser and strengthen the Company's product offering for biofilm removal, one of our six focus areas of wound and skin care."

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets and distributes wound and skincare products to physicians, hospitals, clinics, and all post-acute care settings. We are constantly seeking long-term strategic partnerships with a focus on products that produce efficacious outcomes at a lower overall cost. Our products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, HYCOL™ Hydrolyzed Collagen, and PULSAR II™ Advanced Wound Irrigation™ (AWI). In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the Company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

Investor Contact:

Callon Nichols, Director of Investor Relations
713-826-0524
CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.